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                                                                    Exhibit 5.01

                                RAYMOND L. RIDGE
                        3901 MacArthur Blvd., Suite 200
                        Newport Beach, California 92660
                                 (714) 252-5434
                              (714) 445-5350 (Fax)

                                 March 12, 1996


AmeriQuest Technologies, Inc.
3 Imperial Promenade, Ste. 300
Santa Ana, California 92707

Gentlemen:

          I am furnishing this opinion to you to be filed as Exhibit 5.01 to a Registration Statement on Form S-3 (the "Registration Statement") of AmeriQuest Technologies, Inc. (the "Company) to be filed with the Securities and Exchange Commission. The Registration Statement relates to the proposed resale of up to 2,809,555 shares of Common Stock to be issued to certain holders (the "Selling Shareholders") of the Company's outstanding Series G Preferred Stock (the "Preferred Stock") subsequent to the conversion of the Preferred Stock into Common Stock. All shares subject of the Registration Statement are hereinafter referred to as the "Shares."

          I am familiar with the proceedings taken by the Company in connection with the issuance of the Preferred Stock to the Selling Shareholders and the filing of the Registration Statement.

          Upon the basis of the foregoing and such investigations as I have deemed necessary in connection with this opinion I am of the opinion that the shares of Common Stock to be resold by the Selling Shareholders will be, upon the conversion of the Preferred Stock, legally issued, fully-paid and nonassessable.

          I hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement, and to the reference to me under the caption "Legal Matters" in the Registration Statement.

                                Very truly yours,



                                /s/ RAYMOND L. RIDGE
                                ----------------------
                                Raymond L. Ridge